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EXHIBIT F

                           CERTIFICATE OF DESIGNATIONS

                                       OF

              SERIES E SENIOR CUMULATIVE CONVERTIBLE PARTICIPATING
                                 PREFERRED STOCK

                                       OF

                                 URS CORPORATION

                         ------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                         ------------------------------

          THE UNDERSIGNED, being the President of URS Corporation, a Delaware corporation (the "Corporation"), does hereby certify that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolution, which resolution remains in full force and effect on the date hereof:

          RESOLVED, that there is hereby established a series of authorized preferred stock, having a par value of $.01 per share, which series shall be designated as "Series E Senior Cumulative Convertible Participating Preferred Stock" (the "Permanent Preferred Stock"), consisting of one hundred thousand (100,000) shares and having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

1.        Certain Definitions.

          Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

          "Affiliate" means (i) with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, whether through the ownership of equity interests, by contract or otherwise; and (ii) with respect to an individual, in addition to any Person specified in clause (i), the spouse, any parent or any child of such individual and any trust for the benefit of such individual's spouse, parent or child.

          "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person"

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shall be deemed to have beneficial ownership of all securities that such
"person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

          "Board of Directors" means the Board of Directors of the Corporation.

          "Bridge Preferred Stock" means the Series D Senior Convertible Participating Preferred Stock, $.01 par value per share, of the Corporation.

          "Bridge Preferred Stock Certificate of Designations" means the Certificate of Designations of the Series D Senior Convertible Participating Preferred Stock, $.01 par value per share, of the Corporation.

          "Business Day" means a day other than a Saturday or Sunday or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

          "Change of Control" means the occurrence of any of the following:

               (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Corporation's Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange
          Act) other than the Corporation or a wholly-owned Subsidiary of the Corporation;

               (2) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the holders of the Permanent Preferred Stock, becomes the Beneficial Owner, directly or indirectly, of more than thirty-five percent (35%) of the Voting Stock of the Corporation, measured by voting power rather than number of shares, unless (a) either TC Group, L.L.C. and its affiliates or Blum Strategic Partners, L.P. and its affiliates holds more than the percentage held by such person or group and neither TC Group, L.L.C. or any of its affiliates nor Blum Strategic Partners, L.P. or any of its affiliates is acting in concert with such person or group or (b) TC Group, L.L.C. and Blum Strategic Partners, L.P. together hold more than the percentage held by such person or group and have agreed to act in concert on all matters pursuant to a written agreement;

               (3) a "change of control" or other similar event shall occur under any issue of Indebtedness with an aggregate principal amount in excess of $50,000,000 of the Corporation or its Subsidiaries;

               (4) during any period of twelve (12) consecutive months after the Initial Bridge Preferred Issue Date, the individuals who at the beginning of any

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          such 12-month period constituted the Board of Directors (the
          "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of the stockholders having the right to designate such director (including, without limitation, the exercise by the holders of Permanent Preferred Stock of their right to elect directors) and (ii) any director whose election to the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by majority vote of the Board of Directors, shall, in each such case, be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate (as those terms are defined in the General Rules and Regulations under the Exchange
          Act) of any Person (other than Blum Capital Partners, L.P. and its Affiliates) having or proposing to acquire beneficial ownership of twenty-five percent (25%) or more of the Voting Stock of the Corporation, measured by voting power and not by number of shares; or

               (5) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case after which the individuals and entities who were the respective Beneficial Owners of the Voting Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, Beneficially Own, directly or indirectly, more than fifty percent (50%) of the Voting Stock, measured by voting power rather than number of shares, of the corporation surviving or resulting from such reorganization, merger or consolidation;

provided that the occurrence of any event identified in clauses (1) through (5) above that would otherwise be treated as a Change of Control shall not constitute a Change of Control hereunder if (i) the Board of Directors, by vote duly taken, and (ii) the holders of a majority of the outstanding shares of Permanent Preferred Stock, by written consent shall so determine.

          "Change of Control Offer" has the meaning set forth in paragraph 8 below.

          "Change of Control Payment" has the meaning set forth in paragraph 8 below.

          "Change of Control Payment Date" has the meaning set forth in paragraph 8 below.

          "Commission" means the United States Securities and Exchange
Commission.

          "Common Equity" means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Bridge Preferred Issue Date,

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which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

          "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

          "Conversion Date" has the meaning set forth in paragraph 5(b) below.

          "Conversion Price" shall initially mean $22.1835, subject to adjustment from time to time pursuant to the terms of paragraph 5 below.

          "Corporation" has the meaning set forth in the recitals above.

          "Current Market Price" means, for a share of Common Stock on any date, the average of Quoted Prices for ten (10) consecutive Trading Days commencing fifteen (15) Trading Days before the date in question.

          "Default Event" means the occurrence of any of the following events:
(i) the failure of the Corporation to purchase any shares of Permanent Preferred Stock that it is required to purchase pursuant to paragraph 8 hereof on the Change of Control Payment Date; (ii) the material breach of the provisions of paragraph 7 hereof; (iii) the failure of the Corporation to redeem, on the Redemption Date, all shares of Permanent Preferred Stock pursuant to paragraph 6 hereof; or (iv) the failure of the Corporation to purchase any shares of Permanent Preferred Stock required to be repurchased on any Repurchase Event Payment Date pursuant to paragraph 9; provided, that any Default Event referred to in clause (ii) shall be deemed to have been cured in the event that the Corporation rescinds the transaction or other occurrence giving rise to such Default Event such that the economic, legal and/or other effect of such transaction on the holders of the Permanent Preferred Stock or on the rights of, privileges and preferences of the Permanent Preferred Stock has been removed or rescinded.

          "Director" means a member of the Corporation's Board of Directors.

          "Dividend Payment Date" has the meaning set forth in paragraph 3(b).

          "Dividend Period" means (i) the period from and including the Initial Bridge Preferred Issue Date to, but not including, the date that is three months after the Initial Bridge Preferred Date and (ii) each quarterly period thereafter from and including each date that is three months after the end of the last Dividend Period.

          "Dividend Rate" means 12.5% per annum of the Liquidation Preference beginning as of the Initial Bridge Preferred Issue Date; provided, however, that, until the Required Stockholder Approval is obtained, the Dividend Rate shall increase thereafter by 2% per annum of the Liquidation Preference upon the expiration of each subsequent 90-day period following the Initial Conversion Date (up to a maximum Dividend Rate of 22.5% per annum, subject to the penultimate proviso of this sentence); provided, however, that any such increase shall be retroactive to the Initial Bridge Preferred Issue Date and shall be given effect as if (and

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the aggregate amount of accrued dividends on any outstanding share of Permanent
Preferred Stock shall be calculated as if) the Dividend Rate from and after the Initial Bridge Preferred Issue Date was such increased rate and the then-outstanding shares of Permanent Preferred Stock had been issued and outstanding on the Initial Bridge Preferred Issue Date; provided, further, that, in the event that a Default Event shall have occurred and shall be continuing, the applicable Dividend Rate then in effect shall increase by 2% of the Liquidation Preference per annum for each full 90-day period during which such Default Event is continuing until such Default Event shall have been cured; provided, further, that the aggregate increase to the Dividend Rate as the result of the occurrence of any Default Event shall not result in the Dividend Rate exceeding by more than 10% per annum the applicable Dividend Rate that would otherwise be in effect if such Default Event had not occurred.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Indebtedness" of any Person means (a) all liabilities and obligations of such Person, contingent or otherwise (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances, (v) for payment of money relating to leases that are required to be capitalized for financial reporting purposes under generally accepted accounting principles or (vi) evidenced by a letter of credit or reimbursement obligation of such Person with respect to any letter of credit, and (b) all liabilities and obligations of others of the kind described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability or which are secured by the assets or property of such Person.

          "Initial Bridge Preferred Issue Date" means the date that shares of Bridge Preferred Stock are first issued by the Corporation.

          "Initial Conversion Date" means the date which is 180 calendar days after the Initial Bridge Preferred Issue Date

          "Initial Redemption Date" means the earlier of (i) August 31, 2007 and
(ii) the date immediately following the date on which the Senior Debt (and any Indebtedness incurred to refinance such Senior Debt) has been paid in full.

          "Junior Stock" means, for purposes of paragraph 3 below, Common Equity, any other class or series of capital stock of the Corporation (other than the Bridge Preferred Stock) outstanding as of the Initial Bridge Preferred Issue Date, and any class or series of capital stock of the Corporation which is not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid on the Permanent Preferred Stock and any other Parity Stock shall have been paid, and, for purposes of paragraph 4 below, Common Equity, any other class or series of capital stock of the Corporation (other than Bridge Preferred Stock) outstanding as of the Initial Bridge Preferred Issue Date, and any class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Permanent Preferred Stock and any other Parity Stock shall

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have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

          "Liquidation Event" means any voluntary or involuntary liquidation, dissolution or other winding up of affairs of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), and, with respect to any shares of Permanent Preferred Stock the holder of which has so elected in accordance with paragraph 4(f) below, any Optional Liquidation Event.

          "Liquidation Preference" shall mean (i) $467.3343 per share of Permanent Preferred Stock, plus (ii) the aggregate amount of all cumulative accrued and unpaid dividends added to the Liquidation Preference of the Permanent Preferred Stock pursuant to subparagraph 3(b) below, minus (iii) the aggregate amount of all dividends paid on account of accrued and unpaid dividends previously added to the Liquidation Preference of such share of Permanent Preferred Stock.

          "Optional Liquidation Event" has the meaning set forth in paragraph 4(f) below.

          "Parity Stock" means, for purposes of paragraph 3 below, the Bridge Preferred Stock and any other class or series of stock of the Corporation authorized after the Initial Bridge Preferred Issue Date which is entitled to receive payment of dividends on a parity with the Permanent Preferred Stock without preference or priority of one over the other, and, for purposes of paragraph 4 below, the Bridge Preferred Stock and any other class or series of stock of the Corporation authorized after the Initial Bridge Preferred Issue Date which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Permanent Preferred Stock without preference or priority of one over the other.

          "Permanent Preferred Stock" has the meaning set forth in paragraph 2 below.

          "Person" means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity.

          "Preferred Stock Director" has the meaning set forth in paragraph 7(d) below.

          "Pre-existing Debt" has the meaning set forth in paragraph 7(b) below.

          "Quoted Price" means, with respect to Common Stock, (i) the last reported sales price of the Common Stock on the New York Stock Exchange or (ii) if not listed on the New York Stock Exchange, the last reported sales price of the Common Stock on such other principal exchange on which the Common Stock is listed or admitted for trading or (iii) if not listed or admitted for trading on a securities exchange, the last reported sales price for Common Stock as reported by the National Association of Securities Dealers, Inc. Automatic Quotations Systems - National Market System, or (iv) if not so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. In the event that the Quoted Price cannot be determined as aforesaid, the Board of Directors of the Corporation shall determine the Quoted Price on the basis of such quotations as it in good faith considers appropriate. Such determination may be challenged in good faith by holders of a majority of the

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shares of Permanent Preferred Stock then outstanding, and any dispute shall be resolved by the determination of an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holders of a majority of the shares of Permanent Preferred Stock, which determination shall be made in good faith at the cost of the party against whom such determination is made, and shall be conclusive absent manifest error.

          "Record Date" means the date designated by the Board of Directors at the time a dividend is declared, provided, however that such Record Date shall not be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date.

          "Redemption Date" with respect to any share of Permanent Preferred Stock means the date on which such share of Permanent Preferred Stock is required to be redeemed pursuant to paragraph 6 hereof.

          "Redemption Demand" has the meaning set forth in paragraph 6(b) below.

          "Redemption Price" means a price per share equal to the Liquidation Preference per share, plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Redemption Date occurs to the Redemption Date.

          "Repurchase Event" means the consummation of any transaction involving
(i) the issuance or sale of any capital stock, equity securities, Convertible Securities or Rights or Options of the Corporation or any of its Subsidiaries (other than the issuance of shares of capital stock upon the exercise of currently outstanding Convertible Securities or Rights or Options and the issuance of Rights or Options (or capital stock issuable upon the exercise of such Rights or Options) issued to directors, officers, employees or consultants of the Corporation or its Subsidiaries pursuant to a bona fide employee stock ownership or stock option plan adopted by the Corporation's Board of Directors or the Compensation/Option Committee or Non-Officer Option Committee thereof); and (ii) any sale, transfer assignment, lease or other disposition of any assets of the Corporation or any of its Subsidiaries other than the sale of inventory in the ordinary course of business resulting in the Corporation and/or its Subsidiaries receiving net cash proceeds in excess of $20,000,000.

          "Repurchase Event Proceeds" has the meaning set forth in paragraph 9 below.

          "Repurchase Event Offer" has the meaning set forth in paragraph 9 below.

          "Repurchase Event Payment" has the meaning set forth in paragraph 9 below.

          "Repurchase Event Payment Date" has the meaning set forth in paragraph 9 below.

          "Required Stockholder Approval" means the affirmative vote of a majority of shares of the Common Stock represented in person or by proxy at a meeting of the stockholders of the Corporation in favor of approval of the Stockholder Proposal (as defined in the Bridge Preferred Stock Certificate of Designations), provided that the total vote cast on the Stockholder

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Proposal represents over 50% in interest of all securities entitled to vote on the Stockholder Proposal.

          "Senior Debt" means the obligations of the Corporation and its Subsidiaries in respect of all Indebtedness incurred under the following agreements, each as amended, amended and restated, extended, supplemental, refinanced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or replacing or otherwise restructuring all or any portion of the Indebtedness incurred under such agreement:

          (1) Indenture, dated as of February 15, 1987, between the Corporation and First Interstate Bank of California, as trustee;

          (2) Indenture, dated effective as of March 16, 1989, between the Corporation and MTrust Corp., National Association, as trustee;

          (3) Indenture, dated as of June 23, 1999, among the Corporation, the Subsidiary Guarantors (as defined therein) and Firstar Bank of Minnesota, N.A., as trustee;

          (4) Credit Agreement relating to the senior secured credit facility, dated as of August 22, 2002, among the Corporation, various lenders, and Credit Suisse First Boston and Wells Fargo Bank, National Association, as co-lead arrangers, Credit Suisse First Boston, as administrative agent, various documentation agents and Wells Fargo Bank, National Association, as syndication agent; and

          (5) Indenture relating to the issuance of senior notes, dated as of August 22, 2002, among the Corporation, various subsidiary guarantors and US Bank, N.A., as trustee.

          "Significant Subsidiary" means any Subsidiary of the Corporation that would be a "significant subsidiary" as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

          "Subsidiary" means, with respect to any specified Person:

               (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

               (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

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          "Trading Day" means, with respect to any security, any day on which any market in which the applicable security is then traded and in which a quoted price may be ascertained is open for business.

          "Voting Stock" as of any date, and with respect to any corporation, means the capital stock of that corporation that is at the time entitled to vote in the election of the board of directors of that Corporation.

2. Number of Shares and Designations. One hundred thousand (100,000) shares of the preferred stock, $.01 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as Series E Senior Cumulative Convertible Participating Preferred Stock (the "Permanent Preferred Stock").

3.        Dividends.

               (a) The record holders of Permanent Preferred Stock as of the applicable Record Date shall be entitled to receive cumulative per share dividends, when and as declared by the Board of Directors of the Corporation, out of funds legally available for payment of dividends. Such dividends shall be payable by the Corporation in cash in accordance with paragraph 3(b).

               (b) Dividends on shares of Permanent Preferred Stock shall be cumulative and shall accrue beginning on the Initial Bridge Preferred Issue Date, regardless of when any such share of Permanent Preferred Stock was issued, at the Dividend Rate. All or any portion of the accrued but unpaid dividends shall be payable in arrears when and as declared by the Board of Directors of the Corporation (each date as so declared a "Dividend Payment Date"). If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be payable on the next succeeding Business Day. To the extent declared by the Board of Directors of the Corporation, dividends shall be payable to the holders of record of the Permanent Preferred Stock as their names shall appear on the share register of the Corporation on the Record Date for such dividend. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to holders of record on the Record Date therefor. For any Dividend Period in which accrued dividends are not paid in full on or prior to the end of such Dividend Period, such accrued and unpaid dividends shall be added to the Liquidation Preference of the Permanent Preferred Stock effective at the commencement of the Dividend Period succeeding the Dividend Period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof at the Dividend Rate until such accrued and unpaid dividends have been paid in full. Dividends payable on the Permanent Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue and accumulate on a daily basis.

               (c) So long as any shares of Permanent Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Parity Stock any dividends whatsoever (other than dividends payable solely in shares of Parity Stock or Junior Stock), whether in cash, property or otherwise, nor shall the Corporation make any distribution on any Parity Stock, nor shall any Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid or made available for a sinking

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fund for the purchase or redemption of any Parity Stock, unless any dividends declared upon any other class or series of Parity Stock shall be declared, and any monies paid or made available for a sinking fund for the purchase or redemption of any class or series of Parity Stock is paid or made available, ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Permanent Preferred Stock and accumulated and unpaid on such Parity Stock.

               (d) So long as any shares of Permanent Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Junior Stock any dividends whatsoever (other than dividends payable solely in shares of Junior Stock), whether in cash, property or otherwise, nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries (except for acquisitions of Common Stock by the Company pursuant to agreements in effect on the date the Permanent Preferred Stock is initially issued or subsequently approved by the Board of Directors which permit the Company to repurchase such shares upon termination of services to the Company or any Subsidiary), nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all accrued but unpaid dividends to which the holders of Permanent Preferred Stock are entitled shall have been paid.

               (e) In the event that the Corporation declares and/or pays any dividend or other distribution on the Common Stock (other than a dividend payable solely in shares of Common Stock), the Corporation shall, at the time of such declaration and payment, declare and pay a dividend or other distribution on the Permanent Preferred Stock consisting of the dividend or distribution that would have been payable on the shares of Common Stock issuable upon conversion of the Permanent Preferred Stock (assuming the occurrence of the Required Stockholder Approval) if the Permanent Preferred Stock had been converted into Common Stock immediately prior to the record date for such dividend or distribution, or, if no such record was taken, the date as of which the record holders of Common Stock entitled to such dividend or distribution were determined. Any such dividend or distribution declared, or required to be declared or to be paid, on the Permanent Preferred Stock shall be deemed accrued on the Permanent Preferred Stock for all purposes of this Certificate of Designations and shall remain an accrued dividend on the Permanent Preferred Stock for all purposes of this Certificate of Designations until paid.

               (f) Dividends on the Permanent Preferred Stock shall accrue and accumulate daily and compound quarterly whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared or paid.

               (g) In the event that the amount of any dividends on the shares of Permanent Preferred Stock declared and actually paid or made available for payment to the holders of such shares with respect to any Dividend Period is less than the full amount of the dividend which accrued on such shares during such Dividend Period, then the entire amount paid or made available for payment by the Corporation shall be distributed ratably among all such holders of Permanent Preferred Stock in proportion to the full amount to which they would otherwise respectively be entitled.

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4.        Distributions Upon Liquidation, Dissolution or Winding Up.

               (a) In the event of any Liquidation Event, (i) Permanent Preferred Stock shall rank prior to all other classes and series of the Corporation's capital stock authorized or outstanding on the Initial Bridge Preferred Issue Date and (ii) before any payment or distribution of the assets of the Corporation (whether capital or surplus), or any other consideration in connection with such Liquidation Event, shall be made to or set apart for the holders of Junior Stock, the holders of Permanent Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as reasonably determined in good faith by the Board of Directors of the Corporation an amount per share equal to the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Liquidation Event occurs to the date of such Liquidation Event.

               (b) If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share, plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Liquidation Event occurs to the date of such Liquidation Event, as provided in paragraph 4(a) above, and the full liquidating payments on all Parity Stock, then the assets of the Corporation or the proceeds thereof shall be ratably distributed among the holders of Permanent Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be entitled if all amounts payable thereon were paid in full.

               (c) After the payment of the full Liquidation Preference of the Permanent Preferred Stock as set forth in paragraph 4(a) above, the holders of the Common Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Common Stock equal to (i) the Liquidation Preference paid on behalf of a share of Permanent Preferred Stock pursuant to paragraph 4(a) divided by (ii) the number of shares of Common Stock issuable upon conversion of a share of Permanent Preferred Stock. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Common Stock of the amount set forth in this paragraph 4(c), then such assets shall be distributed among the holders of Common Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               (d) In the event of any Liquidation Event, upon completion of the distributions and payments required by paragraphs 4(a) and (c) and any other distributions and payments that may be required with respect to any other series of preferred stock that may be authorized after the Initial Bridge Preferred Issue Date, the remaining assets of the Corporation shall be distributed among the holders of the then outstanding shares of Common Stock and Permanent Preferred Stock, pro rata based on the number of shares of Common Stock held by each such holder. For the purpose of determining the number of shares of Common Stock held by each holder of Permanent Preferred Stock, such holders shall be deemed to hold the number of shares of Common Stock then issuable (assuming the occurrence of the Required Stockholder Approval) upon conversion in full of all shares of Permanent Preferred Stock held by such holder).

               (e) Written notice of any Liquidation Event, stating the payment date or dates when and the place where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the shares of Permanent Preferred Stock at their address as the same shall appear in the records of the Corporation.

               (f) Notwithstanding anything to the contrary in this Certificate of Designations, each holder of Permanent Preferred Stock will be entitled, in its sole discretion, to elect to treat as a Liquidation Event any of the following transactions: any sale or disposition of the Corporation to a third party not an Affiliate of the Corporation, whether by merger, consolidation, sale of all or substantially all of the Corporation's assets or sale of capital stock, provided that the stockholders of the Corporation immediately prior to such sale or disposition (other than the non-Affiliate third party) do not after such sale or disposition hold at least 50% of the Common Stock of the Corporation (or the successor or transferee entity, as the case may be) (any such transaction, an "Optional Liquidation Event"). Notice shall be sent by or on behalf of the Corporation not more than sixty (60) days nor less than thirty
(30) days prior to any Optional Liquidation Event, by first class mail, postage prepaid, to all holders of record of the Permanent Preferred Stock at their respective last addresses as they shall appear on the books of the Corporation
(i) describing in reasonable detail the contemplated Optional Liquidation Event, including without limitation the consideration to be paid such Optional Liquidation Event to the Corporation and/or its stockholders, (ii) stating that such holder is entitled to treat the Optional Liquidation Event as a Liquidation Event, (iii) stating the expected date of the Optional Liquidation Event, (iv) stating the amount that would be payable on each share of Permanent Preferred Stock in a Liquidation Event on such date, and (v) stating the location in the United States where the holder must send notice of its decision to elect to treat the Optional Liquidation Event as a Liquidation Event. In order for the Optional Liquidation Event to be treated as a Liquidation Event with respect to the Permanent Preferred Stock held by any holder, such holder must, prior to such Optional Liquidation Event, notify the Corporation at the location indicated in the Corporation's notice that such holder elects to have the Corporation treat the Optional Liquidation Event as a Liquidation Event with respect to its shares of Permanent Preferred Stock and the number of shares such holder wishes to have so treated. If any holder delivers to the Corporation such notice of such holder's election to have the Optional Liquidation Event treated as a Liquidation Event, such Optional Liquidation Event will be treated as a Liquidation Event with respect to all shares of Permanent Preferred Stock with respect to which such election was made, and, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will make distributions on such shares of Permanent Preferred Stock in accordance with paragraphs 4(a) and, if applicable, 4(b) above.

5.        Conversion Rights.

               (a) If the Required Stockholder Approval is obtained on or prior to the date that is 270 days after the Initial Bridge Preferred Issue Date, then each share of Permanent Preferred Stock shall automatically be converted, without any further action on the part of the Corporation or any holder of Permanent Preferred Stock, into a number of shares of Common Stock equal to (x) the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Conversion Date occurs to the Conversion Date divided by (y) the Conversion Price. Immediately following such conversion, the rights of the holders of converted Permanent Preferred Stock shall cease and the persons entitled to receive the

Common Stock upon the conversion of Permanent Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

               (b) If the Required Stockholder Approval is not obtained on or prior to the date that is 270 days after the Initial Bridge Preferred Issue Date, the Permanent Preferred Stock will not automatically convert into shares of Common Stock upon receipt of the Required Stockholder Approval and any of the following may occur at any time after the date on which the Required Stockholder Approval has been obtained and prior to the close of business on the Business Day preceding the Redemption Date:

                    (i) each share of Permanent Preferred Stock shall be convertible at the option of the holder into a number of shares of Common Stock equal to (x) the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Conversion Date occurs to the Conversion Date divided by (y) the Conversion Price; or

                    (ii) at the election of the holders of at least a majority of the shares of Permanent Preferred Stock then outstanding, each share of Permanent Preferred Stock shall be converted into a number of shares of Common Stock equal to (x) the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Conversion Date occurs to the Conversion Date divided by (y) the Conversion Price;

provided, however, that if the Corporation shall default in payment of the Redemption Price, the rights of conversion set forth in paragraphs 5(b)(i) and
(ii) above shall be reinstated.

               (c) If the Permanent Preferred Stock is converted pursuant to paragraph 5(a), 5(b)(i) or 5(b)(ii), such conversion shall be effective for all purposes on the date that the Required Stockholder Approval has been obtained, the date that a holder elects to convert his or her shares of Permanent Preferred Stock into shares of Common Stock or the date that the holders of at least a majority of the shares of Permanent Preferred Stock elect such conversion, respectively (the "Conversion Date"). Following the Conversion Date, the holder of certificates formerly evidencing shares of Permanent Preferred Stock shall (i) surrender the certificate or certificates evidencing the shares of Permanent Preferred Stock to be converted, duly endorsed at the principal office of the Corporation or transfer agent for the Permanent Preferred Stock, if any, (ii) notify the Corporation in writing of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and (iii) pay any transfer or similar tax if required (provided, however, that no such payment shall be required if the Common Stock issuable upon conversion is to be issued in the name of the converting holder of Permanent Preferred Stock). In the case of lost or destroyed certificates formerly evidencing ownership of shares of Permanent Preferred Stock to be surrendered, the holder shall submit such proof of loss or destruction. The date on which the holder satisfies the foregoing requirements is referred to as the "Delivery Date." As soon as practicable after the Delivery Date, the Corporation shall deliver or shall deliver through its transfer agent a certificate for the number of full shares of Common Stock issuable upon such conversion and a check for any fractional share. Notwithstanding the foregoing, regardless of whether a holder shall have surrendered such holder's certificates evidencing shares of Permanent

Preferred Stock and/or received in respect thereof certificates evidencing shares of Common Stock, such holder shall from and after the Conversion Date be treated for all purposes as a record holder of the number of shares of Common Stock, into which such holder's shares of Permanent Preferred Stock shall have been converted until such time as record ownership is transferred and the certificate held by such holder formerly representing ownership of shares of Permanent Preferred Stock shall, until surrendered in exchange for new certificates evidencing shares of Common Stock as contemplated above, be deemed for all purposes to evidence the shares of Common Stock issuable upon conversion of the shares of Permanent Preferred Stock formerly held by such holder. All shares of Common Stock issuable upon conversion of the Permanent Preferred Stock shall be fully paid and nonassessable. Holders of Common Stock issued upon conversion pursuant to paragraph 5(a) or 5(b) and this paragraph 5(c) shall not be entitled to receive any dividend payable to holders of Common Stock as of any record time before the close of business on the applicable Conversion Date.

               (d) The Corporation shall not issue a fractional share of Common Stock upon conversion of Permanent Preferred Stock. Instead, the Corporation shall deliver a check for an amount equal to the value of the fractional share. The value of a fraction of a share is determined by multiplying the Current Market Price of the Common Stock as of the Conversion Date by the fraction, rounded to the nearest cent. If a holder of Permanent Preferred Stock converts more than one share at a time the number of full shares of Common Stock issuable upon conversion shall be based on the total number of all shares of Permanent Preferred Stock converted.

               (e) A holder delivering Permanent Preferred Stock for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

               (f) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Permanent Preferred Stock in full. All shares of Common Stock issued upon conversion of Permanent Preferred Stock shall be fully paid and nonassessable. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Permanent Preferred Stock and will list the shares of Common Stock on each national securities exchange on which the Common Stock is listed.

               (g)  If the Corporation after the Initial Bridge Preferred Issue
Date:

                    (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                    (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

                    (iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

                    (iv) issues by reclassification of its Common Stock any shares of its capital stock;

then the Conversion Price (as in effect immediately prior to such action) shall proportionately be adjusted so that the holder of Permanent Preferred Stock thereafter converted into Common Stock may receive for the same aggregate Conversion Price the aggregate number and kind of shares of capital stock of the Corporation that such holder would have owned immediately following such action if such holder had converted Permanent Preferred Stock immediately prior to such action (assuming the occurrence of the Required Stockholder Approval). The adjustment shall become effective immediately after the record date, in the case of a dividend or distribution, and immediately after the effective date of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses (i) through (iv) above, a holder of Permanent Preferred Stock upon conversion of it may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine (subject to paragraph 5(n)) the allocation of the Conversion Price between the classes of capital stock. After such allocation, the conversion rights and the Conversion Price with respect to each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this paragraph 5(f).

               (h) If at any time or from time to time after the Initial Bridge Preferred Issue Date, the Corporation issues or sells, or is deemed by the provisions of this paragraph 5(g) to have issued or sold, Additional Shares of Common Stock, otherwise than in connection with a transaction described in paragraph 5(f), for an Effective Price (as hereinafter defined) that is less than the Conversion Price in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price shall be reduced, as of the close of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration Received (as defined in below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then-outstanding shares of Bridge Preferred and Permanent Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date. No adjustment shall be made to the Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this paragraph 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Conversion Price.

          For the purpose of making any adjustment required under this paragraph 5(h):

          "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation, other than (i) shares of Common Stock and shares of Permanent Preferred Stock issued or issuable upon conversion of Bridge Preferred Stock, (ii) shares of Common Stock issuable upon conversion of Convertible Securities outstanding as of the Initial Bridge Preferred Issue Date or upon exercise of Rights or Options outstanding on the Initial Bridge Preferred Issue Date, and (iii) shares of Common Stock and/or Rights or Options (and the Common Stock issued pursuant to such Rights or Options) issued after the Initial Bridge Preferred Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any Subsidiary pursuant to any stock purchase or stock option plans or other compensatory arrangements that are approved by the Board of Directors; (iv) shares of Common Stock and/or Rights or Options (and the Common Stock issued pursuant to such Rights or Options) issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors; and (v) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board of Directors.

          The "Aggregate Consideration Received" by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the amount of cash received by the Corporation in connection with such issuance or sale; (B) to the extent it consists of property other than cash, be computed at the fair value of that property; (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options, as applicable; and
(D) if Additional Shares of Common Stock are issued or sold in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

          "Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of Common Stock;

          The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing (i) the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this paragraph 5(h), for the issue of such Additional

Shares of Common Stock by (ii) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this paragraph 5(h); and

          "Rights or Options" shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

          For the purpose of making any adjustment to the Conversion Price required under this paragraph 5(h), if after the Initial Bridge Preferred Issue Date the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that (i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses, and (ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced. On any change ("Pricing Change") in the number of shares of Common Stock deliverable upon exercise of any Rights or Options or the conversion or exchange of any Convertible Securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the unexercised portion of such Rights or Options or Convertible Securities been originally issued with the exercise or conversion price in effect following such Pricing Change. On the expiration or cancellation of any Rights or Options that are unexercised, or the termination of the right to convert or exchange any such Convertible Securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such Rights or Options or such Convertible Securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Rights or Options or upon the conversion or exchange of such Convertible Securities. No further adjustment of the Conversion Price shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.

               (i) In case of any consolidation, amalgamation, arrangement or merger of the Corporation with or into another Person or any merger of another Person with or into the Corporation (other than a transaction to which paragraph 5(g) applies), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, subject to paragraph 4(e) above, each share of Permanent Preferred Stock then outstanding shall, without the consent of the holder of any Permanent Preferred Stock, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock (and other securities, if applicable) into which such Permanent Preferred Stock was convertible immediately prior thereto (assuming such holder of Common Stock (and other securities, if applicable) failed to exercise any rights of election and that the Required Stockholder Approval was obtained). Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Corporation, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental agreement so providing and further providing for adjustments which shall be as equivalent as may be practicable to the adjustments provided for in this paragraph.

               (j) For purposes of any computation respecting consideration received pursuant to a transaction described or contemplated by this paragraph 5, whenever this Certificate of Designations calls for the determination of "fair market value," such fair market value shall be determined in good faith by the Board of Directors as evidenced by a written resolution thereof, subject to the provisions of paragraph 5(o) below.

               (k) The Corporation shall take no action that would cause any adjustment under this paragraph 5 that would reduce the Conversion Price below the par value of the Common Stock.

               (l) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Permanent Preferred Stock, first class, postage prepaid, a notice of the adjustment and a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to paragraph 5(n) below, the certificate shall be conclusive evidence that the adjustment is correct.

               (m) The Corporation from time to time may, by a vote of two-thirds of the Board of Directors reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) Business Days and if the reduction is irrevocable during the period, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders of Permanent Preferred Stock a notice of the reduction. The Corporation shall mail the notice first class, postage prepaid, at least 20 days before the date the reduction in the Conversion Price is to take effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price pursuant to this paragraph 5(m) does not change or adjust the Conversion Price otherwise in effect for purposes of paragraph 5(g) above.

               (n)  If:

                    (i) the Corporation takes any action that would require an adjustment in the Conversion Price pursuant to clause (iv) of paragraph 5(g) above;

                    (ii) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction; or

                    (iii) there is a dissolution or liquidation of the Corporation;

a holder of Permanent Preferred Stock may want to convert such stock into shares of Common Stock prior to the record date for or the effective date of such transaction. Therefore, the Corporation shall mail to such holders a notice, first class, postage prepaid, stating the proposed record or effective date, as the case may be. The Corporation shall mail such notice at least ten (10) business days before such date.

               (o) Except as otherwise provided in this paragraph, any determination that the Corporation or its Board of Directors must make pursuant to this paragraph 5 shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a determination under this paragraph 5, such determination shall be made in good faith and may be challenged in good faith by the holders of a majority of the shares of Permanent Preferred Stock then outstanding (with any shares held by the Corporation or any of its Affiliates not being considered to be outstanding for purposes of this Certificate of Designations), and any dispute shall be resolved, at the non-prevailing party's expense, by an investment banking firm of recognized national standing selected by the Corporation and reasonably acceptable to such holders of a majority of the shares of Permanent Preferred Stock.

               (p) All shares of Permanent Preferred Stock converted pursuant to this paragraph 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Permanent Preferred Stock.

               (q) The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Permanent Preferred Stock against impairment.

6.        Redemption by the Corporation.

               (a) The Corporation shall (subject to the legal availability of funds therefore) be required to redeem, at the option of the holders of the Permanent Preferred Stock (exercised as provided in subparagraph 6(b)) all outstanding shares of the Permanent Preferred Stock requested to be redeemed by such holders (as provided in subparagraph 6(b)), at the Redemption Price, on or at any time following the Initial Redemption Date; provided, however, that the Corporation shall not be required to redeem shares of Permanent Preferred Stock pursuant to this

Section 6(a) prior to August 31, 2010 to the extent such redemption is not permitted by the terms of the Senior Debt.

               (b) Notice shall be sent by or on behalf of the Corporation not more than sixty (60) days nor less than thirty (30) days prior to the Initial Redemption Date, by first class mail, postage prepaid, to all holders of record of the Permanent Preferred Stock at their respective last addresses as they shall appear on the books of the Corporation notifying each such holder that all shares of Permanent Preferred Stock are eligible for redemption by the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall (i) relieve the Corporation from its obligation to redeem the Permanent Preferred Stock pursuant to this paragraph 6 or (ii) affect the validity of the proceedings for the redemption of any shares of Permanent Preferred Stock; provided that the Corporation shall be obligated in accordance with this paragraph 6 to redeem shares of Permanent Preferred Stock held by any holder to whom the Corporation has failed to give notice or as to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Permanent Preferred Stock may be listed or admitted to trading, such notice shall state:
(i) the Initial Redemption Date; (ii) the Redemption Price; (iii) the place or places in the United States where certificates for such shares are to be surrendered for payment of the Redemption Price; (iv) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date; (v) the Conversion Price; (vi) that Permanent Preferred Stock called for redemption may be converted at any time before the close of business on the Redemption Date; and (vii) that holders of Permanent Preferred Stock must satisfy the requirements of paragraph 5 above if such holders desire to convert such shares. In order for the Permanent Preferred Stock to be redeemed at the option of the holder, the holder must (i) notify the Corporation at such office that such holder elects to have the Corporation redeem it shares of Permanent Preferred Stock and the number of shares such holder wishes to have redeemed (any such notice being referred to as a "Redemption Demand") and (ii) surrender the certificate or certificates evidencing the shares of Permanent Preferred Stock to be redeemed, duly endorsed at the office of the Corporation or transfer agent for the Permanent Preferred Stock (or such other location identified in the Corporation's notice sent pursuant to this paragraph 6(b)). In the case of lost or destroyed certificates evidencing ownership of shares of Permanent Preferred Stock to be surrendered for redemption, the holder shall submit such proof of loss or destruction. In the event that a holder fails to notify the Corporation of the number of shares of Permanent Preferred Stock which such holder wishes to redeem, such holder shall be deemed to have elected to redeem all shares represented by the certificate or certificates surrendered for redemption. Upon satisfaction of the foregoing requirements the Corporation shall on the later of
(i) the Initial Redemption Date and (ii) the date on which such requirements are satisfied (the "Redemption Date"), redeem for the Redemption Price the shares of Permanent Preferred Stock for which such requirements have been satisfied. As soon as practicable after the Redemption Date and in any event within five (5) Business Days of the Redemption Date, the Corporation shall deliver or cause to be delivered to the holder of shares of Permanent Preferred Stock, the Redemption Price for such shares of Permanent Preferred Stock for which such holder is seeking redemption.

               (c) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price for all shares of Permanent Preferred Stock required to be redeemed pursuant to this paragraph 6 with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the Permanent Preferred

Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered his, her or its share certificate to the Corporation pursuant to paragraph 6(b) above.

               (d) If a Redemption Demand has been received by the Corporation in accordance with paragraph 6(b) above with respect to any shares of Permanent Preferred Stock and provided that, on or before the Redemption Date with respect to any shares of Permanent Preferred Stock, all funds necessary for redemption of such shares shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of such shares of Permanent Preferred Stock, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on such shares of Permanent Preferred Stock shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Permanent Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price.

               (e) Any funds deposited with a bank or trust Corporation for the purpose of redeeming Permanent Preferred Stock shall be irrevocable except that:

                    (i) the Corporation shall be entitled to receive from such bank or trust Corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                    (ii) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Permanent Preferred Stock entitled thereto at the expiration of two (2) years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

               (f) No Permanent Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price. If, upon any Redemption Date, the assets of the Corporation legally available to redeem the Permanent Preferred Stock shall be insufficient to redeem all outstanding shares of Permanent Preferred Stock, (i) the Corporation shall redeem that number of shares of Permanent Preferred Stock required to redeem on such Redemption Date that may be redeemed with the assets of the Corporation legally available to redeem the Permanent Preferred Stock (pro rata among the holders of Permanent Preferred Stock requesting redemption on such Redemption Date based on the relative number of shares of Permanent Preferred Stock held by such holders) and
(ii) any unredeemed shares shall be carried forward and shall be redeemed at such time as funds are legally available to so redeem such shares. All shares of Permanent Preferred Stock which are subject to redemption hereunder but which have not been redeemed due to insufficient legally available funds and assets shall continue to be outstanding and entitled to all dividends, liquidation, conversion and other rights, preferences and privileges of the Permanent Preferred Stock until such shares are converted or redeemed.

               (g) All shares of Permanent Preferred Stock redeemed pursuant to this paragraph 6 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Permanent Preferred Stock.

               (h) Except as specifically provided in this paragraph 6, the Permanent Preferred Stock shall not be redeemable.

7.        Voting Rights.

          In addition to any voting rights provided by law, the holders of shares of Permanent Preferred Stock shall have the following voting rights:

               (a) On any matter on which the holders of Permanent Preferred Stock are entitled by law or under the Certificate of Incorporation to vote separately as a class, each such holder shall be entitled to one vote for each share held, and such matter shall be determined by a majority of the votes cast unless the Delaware General Corporation Law or this Certificate of Designations requires approval by a higher percentage. Such voting right of the holders of the Permanent Preferred Stock may be exercised at any annual meeting of stockholders, any special meeting of stockholders (including any special meeting of holders of such series of Permanent Preferred Stock), or by written consent of the minimum number of shares required to take such action pursuant to Section 228 of the Delaware General Corporation Law.

               (b) During such time that the aggregate number of shares of Permanent Preferred Stock outstanding is equal to at least twenty-five percent (25%) of the shares of Bridge Preferred Stock outstanding on the Initial Bridge Preferred Issue Date (after giving effect to the issuance of all shares of Bridge Preferred Stock issued on the Initial Bridge Preferred Issue Date), the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the issued and outstanding shares of Permanent Preferred
Stock:

                    (i) amend, modify, alter, repeal or waive the application of (including by way of merger, consolidation, combination or otherwise) any provision of the Certificate of Incorporation or by-laws of the Corporation or any of its Subsidiaries in any manner that adversely effects the powers, rights, preferences or privileges of the holders of the Permanent Preferred Stock, or enter into any agreement or take any other corporate action (or permit any of its Subsidiaries to enter into any agreement or take any corporate action) which would in any way amend, modify alter, repeal or waive the powers, rights, preferences or privileges of the Permanent Preferred Stock;

                    (ii) amend (including by way of merger, consolidation, combination or otherwise) in any respect this Certificate of Designations or subdivide, combine or reclassify the Permanent Preferred Stock, other than changes in the name of the issuing corporation as contemplated by paragraph 16;

                    (iii) redeem, acquire, purchase, defease or otherwise retire for value or make any other payment or distribution in respect of any shares of capital stock of the Corporation or any Subsidiaries of the Corporation, other than (a) any such redemption, acquisition, purchase, retirement or other payment or distribution in respect of the Permanent Preferred Stock, (b) any redemption, acquisition, purchase, retirement or other payment or distribution by any Subsidiary of the Corporation in respect of shares of capital stock of such Subsidiary held by the Corporation or another wholly-owned Subsidiary of the Corporation, (c) to the extent permitted under the terms of the then outstanding Indebtedness of the Corporation and its Subsidiaries, the repurchase from terminated or retired employees of shares of Common Stock or options to purchase Common Stock, in each case, issued under any stock purchase or stock option plans or other compensatory arrangements that are approved by the Board of Directors, and (d) the cashless exercise of Options and the surrender by holders of restricted shares of capital stock of the Corporation in payment of any tax liabilities by such holders pursuant to any stock purchase or stock option plans or other compensatory arrangements that are approved by the Board of Directors;

                    (iv) create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) shares of any class or series of capital stock of the Corporation other than: (i) the issuance of shares of Common Stock or Permanent Preferred Stock upon conversion of the Bridge Preferred Stock; (ii) the issuance of shares of Common Stock upon conversion of Permanent Preferred Stock; (iii) the issuance of shares of Common Stock upon exercise of Rights and Options or conversion of Convertible Securities outstanding on the Initial Bridge Preferred Issue Date;
          (iv) the issuance of a number of Options (and the issuance of Common Stock upon exercise thereof) under the Corporation's 1999 Equity Incentive Plan calculated as the lesser of 1,500,000 or 5% of the Corporation's outstanding Common Stock (adjusted appropriately for any stock split with respect to the Common Stock or any subdivision or combination of the Common Stock) in each year commencing July 1, 2000 through July 1, 2009; provided however, that the per share exercise price of any such Options shall not be less than the Conversion Price; and (v) the issuance of a number of shares under the Corporation's Employee Stock Purchase Plan calculated as the lesser of 800,000 or 3% of the Corporation's outstanding Common Stock (adjusted appropriately for any stock split with respect to the Common Stock or any subdivision or combination of the Common Stock) in each year commencing July 1, 2000 through July 1, 2009.

                    (v) permit any Subsidiary of the Corporation to create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any class or series of capital stock of such Subsidiary;

                    (vi) enter into (or permit any Subsidiary of the Corporation to enter into) any transaction involving (a) any payment to, or any sale, lease, transfer or other disposition of any properties or assets to, any Affiliate of the Corporation, (b) any purchase, acquisition or lease of property or assets from any Affiliate of the Corporation, or (c) any loan, guarantee or advance to or from or for the benefit of, or any contract, agreement or lease with, any Affiliate of the Corporation, other than (I) any employment agreement entered into by the Corporation or any of its Subsidiaries in the Corporation or any of its Subsidiaries in the ordinary course of business with any employee of the Corporation or any of its Subsidiaries; (II) any transaction between or among the Corporation and/or its Subsidiaries;
          (III) payment of directors' fees to Persons who are not otherwise Affiliates of the Corporation other than by reason of their position as an officer or director; (IV) compensation payable to or other benefits provided to, or any agreement to pay such compensation or benefits with, officers and employees of the Corporation; and (V) transactions with holders of the Permanent Preferred Stock;

                    (viii) effect any voluntary liquidation, dissolution or winding-up of the Corporation;

                    (ix) except as permitted by the express terms of the Senior Debt (without regard to any waiver of rights thereunder), purchase, acquire or lease (or permit any Subsidiary of the Corporation to purchase, acquire or lease), in one transaction or series of related transactions, assets, properties, capital stock or other securities of any Person (other than any (i) inventory purchases in the ordinary course of business pursuant to any contract in effect or executed on or before the Initial Bridge Preferred Issue Date and
          (ii) inventory purchases in the ordinary course of business pursuant to any contract to be executed by the Corporation after the Initial Bridge Preferred Issue Date, but not including initial payments or consideration for inventory, license fees, distribution rights or other similar payments;

                    (x) take any action (or permit any Subsidiary of the Corporation to take any action) that would cause a dividend or other distribution to be received by the holders of Bridge Preferred Stock or Permanent Preferred Stock for federal income tax purposes unless such dividend or other distributions is actually received by such holders in cash;

                    (xi) except as permitted by the express terms of the Senior Debt (without regard to any waiver of rights thereunder), incur or guarantee or permit any Subsidiary of the Corporation to incur or guarantee any Indebtedness; or

                    (xii) declare or pay any dividends or make any other distributions in respect of Common Stock or any other class of Junior Stock (other than dividends on Common Stock payable solely in additional shares of Common Stock).

               (c) Upon the failure by the Corporation to pay six quarterly dividends provided for in paragraph 3, the holders of Permanent Preferred Stock shall have the exclusive right to elect two Directors at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders; provided, however, that if such voting rights shall become vested more than 90 days or less than 20 days before the date prescribed for the annual meeting of stockholders, thereupon the holders of the shares of Permanent Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Permanent Preferred Stock as set forth in clauses (ii) and (iii) of this paragraph 7(c). At elections for such Directors, each holder of Permanent Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of such right of the holders of Permanent Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of outstanding Permanent Preferred Stock as set forth herein. The right of holders of Permanent Preferred Stock to elect members of the Board of Directors as aforesaid shall continue until such time as all accrued and unpaid dividends on the Permanent Preferred Stock have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event that the Corporation subsequently fails to pay six quarterly dividends provided for in paragraph 3. Upon the request of the Corporation after termination of such right, any Directors elected pursuant to this subparagraph 7(c) shall immediately resign.

                    (ii) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Permanent Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing Directors, and thereafter at such meetings or by the written consent of such holders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

                    (iii) At any time when such voting right shall have vested in the holders of shares of Permanent Preferred Stock entitled to vote thereon, if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of holders of record of ten percent (10%) of the voting power represented by the shares of such Permanent Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Permanent Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of ten percent (10%) of the voting power represented by the shares of Permanent Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Permanent Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

                    (iv) The directors elected pursuant to this paragraph 7(c) shall serve until the earlier of (i) the next annual meeting or until their respective successors shall be elected and shall qualify or (ii) until the right of the holders of Permanent Preferred Stock to elect such additional Directors pursuant to this paragraph 7(c) shall terminate; any Director elected by the holders of Permanent Preferred Stock pursuant to this paragraph 7(c) may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the voting power of the outstanding shares of the Permanent Preferred Stock who were entitled to participate in such election of directors, at a meeting called for such purpose or by written consent as permitted by law and the Certificate of Incorporation and Bylaws of the Corporation. If the office of any Director elected by the holders of Permanent Preferred Stock pursuant to this paragraph 7(c), becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the holders of a majority of the outstanding shares of Permanent Preferred Stock may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Permanent Preferred Stock to vote for directors as provided in this paragraph 7(c), the term of office of all Directors then in office elected by the holders of Permanent Preferred Stock shall terminate immediately. Whenever the terms of office of the Directors elected by the holders of Permanent Preferred Stock shall so terminate and the special voting powers vested in the holders of Permanent Preferred Stock shall have expired, the number of Directors shall be such number as may be provided for in the Bylaws or Certificate of Incorporation irrespective of any increase made pursuant to the provisions of this paragraph 7(c).

8. Repurchase Upon Change of Control. To the extent permitted by the terms of the Senior Debt, if a Change of Control occurs, each holder of the Permanent Preferred Stock shall have the right to require the Corporation to repurchase all or any part of that holder's Permanent Preferred Stock pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Corporation shall offer a payment in cash for each outstanding share of Permanent Preferred Stock equal to the greater of (i) 120% of the sum of the Liquidation Preference per share of Permanent Preferred Stock repurchased plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the repurchase occurs to the date of the repurchase and (ii) the aggregate Current Market Price of all shares of Common Stock issuable (assuming receipt of the Required Stockholder Approval) upon conversion of Permanent Preferred Stock so repurchased, determined as of the date of such Change of Control (the "Change of Control Payment"). Within 30 days following any Change of Control, the Corporation shall mail a notice to each holder of shares of Permanent Preferred Stock describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Permanent Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by this Certificate of Designations and described in such notice.

          The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Permanent Preferred Stock as a result of a Change of Control.

          On the Change of Control Payment Date, the Corporation shall, to the extent lawful:

               (1) accept for payment all shares of Permanent Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer;

               (2) promptly mail to each holder of Permanent Preferred Stock so tendered the Change of Control Payment for each share of Permanent Preferred Stock so tendered and promptly authenticate and mail to each such holder a new certificate representing the shares of Permanent Preferred Stock equal in Liquidation Preference and other accrued and unpaid dividends to any unpurchased portion of the Permanent Preferred Stock surrendered, if any.

          This paragraph shall be applicable regardless of whether any other provisions of this Certificate of Designations are applicable.

9. Repurchase Upon the Occurrence of any Repurchase Event. Upon the occurrence of any Repurchase Event, to the extent permitted under the terms of the Senior Debt, and so long as the Required Stockholder Approval has not been obtained on or prior to the date that is 270 days after the Initial Bridg Preferred Issue Date, the Corporation shall offer to repurchase all or any part of the Permanent Preferred Stock then outstanding pursuant to the offer described below (the "Repurchase Event Offer"). In the Repurchase Event Offer, the Corporation shall use the net cash proceeds received by the Corporation and/or its Subsidiaries in connection with such Repurchase Event (the "Repurchase Event Proceeds") to repurchase the outstanding shares of Permanent Preferred Stock at a repurchase price equal to the Liquidation Preference, plus an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Repurchase Event Payment Date occurs to the Repurchase Event Payment Date (the "Repurchase Event Payment"). Within 30 days following the occurrence of any Repurchase Event, the Corporation shall mail a notice to each holder of shares of Permanent Preferred Stock describing the transaction or transactions that constitute the Repurchase Event and offering to repurchase the number of shares of Permanent Preferred Stock equal to (x) the Repurchase Event Proceeds, divided by (y) the sum of (1) the Liquidation Preference, on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Repurchase Event Payment Date"), plus, (2) an amount equal to all dividends accrued and unpaid thereon from the beginning of the Dividend Period during which the Repurchase Event Payment Date occurs to the Repurchase Event Payment Date (the "Repurchase Offer Share Number"), pursuant to the procedures required by this Certificate of Designations and described in such notice. If the aggregate number of shares of Permanent Preferred Stock shares tendered into such Repurchase Event Offer exceeds the Repurchase Offer Share Number, the Corporation will select the shares of Permanent Preferred Stock to be repurchased on a pro rata basis, based on the number of shares of Permanent Preferred Stock held by each holder requesting repurchase of such shares.

          The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Permanent Preferred Stock pursuant to a Repurchase Event Offer.

          On the Repurchase Event Payment Date, the Corporation shall, to the extent lawful:

               (1) accept for payment all shares of Permanent Preferred Stock or portions thereof properly tendered pursuant to a Repurchase Event Offer;

               (2) promptly mail to each holder of Permanent Preferred Stock so tendered the Repurchase Event Payment for the shares of Permanent Preferred Stock so tendered and promptly authenticate and mail to each such holder a new certificate representing the shares of Permanent Preferred Stock equal in Liquidation Preference and other accrued and unpaid dividends to any unpurchased portion of the Permanent Preferred Stock surrendered, if any. This paragraph shall be applicable regardless of whether any other provisions of this Certificate of Designations are applicable.

10. Optional Redemption by the Corporation. At any time on or after August 31, 2010, the Corporation may, upon sixty (60) days notice to the holders of the Permanent Preferred Stock, redeem all, but not less than all, of the then-outstanding shares of Permanent Preferred Stock for cash in an amount per share equal to the Redemption Price.

11. Modification and Waiver. Except as otherwise provided herein, the terms of this Certificate of Designations may be amended and the rights hereunder may be waived only with the consent of holders of a majority of the shares of the Permanent Preferred Stock then outstanding.

12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

13. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Permanent Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Permanent Preferred Stock and any qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Permanent Preferred Stock or qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Permanent Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Permanent Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

14. Record Holders. The Corporation and the transfer agent for the Permanent Preferred Stock may deem and treat the record holder of any shares of Permanent Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

15. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: if to the Corporation, to its offices at 100 California Street, Suite 500, San Francisco, California 94111, Attention: Secretary or to an agent of the Corporation designated as permitted by this Certificate, or, if to any holder of the Permanent Preferred Stock, to such holder at the address of such holder of the Permanent Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Permanent Preferred Stock); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

16. Merger or Consolidation of the Corporation. The Corporation shall not merge or consolidate with any other Person, or enter into or effect any reorganization, unless the surviving corporation or other entity resulting from such merger, consolidation or reorganization shall make appropriate provision in connection with such merger, consolidation or reorganization such that, subject to paragraph 4(f) above, (i) the shares of Permanent Preferred Stock outstanding immediately prior to the effective time of such merger, consolidation or reorganization remain outstanding immediately following such merger, consolidation or reorganization or (ii) the shares of Permanent Preferred Stock outstanding immediately prior to the effective time of such merger, consolidation or reorganization shall be converted into an equivalent number of shares of convertible preferred stock of such surviving corporation or other entity having terms identical to the terms of the Permanent Preferred Stock, except that such shares of convertible preferred stock of such surviving corporation or other entity shall be convertible into securities or other property as provided in paragraph 5(i).

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Joseph Masters, its Vice President, this 22nd day of August, 2002.

                                   URS CORPORATION



                                   By:    /s/ Joseph Masters
                                          ------------------
                                   Name:  Joseph Masters
                                   Title: Vice President



ATTEST:



By:    /s/ Kent P. Ainsworth
       ---------------------
Name:  Kent P. Ainsworth
Title: Secretary